EXHIBIT 21

Subsidiaries

(1)	Comstock Fuels Corporation, a Nevada corporation

(2)	Comstock Metals LLC, a Nevada limited liability company that owns 100.00% of LINICO Corporation

(3)	Comstock Solar Recycling LLC, a Nevada limited liability company

(4)	Comstock Solar Recycling (CA) LLC, a California limited liability company

(5)	Comstock Solar Recycling (OH) LLC, an Ohio limited liability company

(6)	Comstock Engineering Corporation, a California Corporation, formerly known as Renewable Process Solutions Inc. (dissolved on September 16, 2025)

(7)	Comstock Innovations Corporation, a Delaware Corporation, formerly known as Plain Sight Innovations Corporation

(8)	Comstock IP Holdings LLC, a Delaware limited liability company, formerly known as Plain Sight Innovations LLC

(9)	Comstock Exploration and Development LLC, a Nevada limited liability company

(10)	Comstock Mining LLC, a Nevada limited liability company

(11)	Northern Comstock LLC, a Nevada limited liability company

(12)	Comstock Processing LLC, a Nevada limited liability company

(13)	Comstock Royalty Holdings LLC, a Nevada limited liability company

(14)	Comstock Real Estate Inc., a Nevada corporation formerly known as Gold Hill Hotel, Inc.

(15)	Comstock Industrial LLC, a Nevada limited liability company

(16)	Downtown Silver Springs LLC, a Nevada limited liability company

(17)	Mana Corporation, an Oklahoma Public Benefit Corporation

(18)	LINICO Corporation

(19)	MCU Philippines Inc.

(20)	Comstock Fuels Oklahoma LLC, an Oklahoma limited liability company

(21)	GenMat Licensing LLC

(22)	Bioleum Corporation, a Nevada corporation

(23)	Bioleum PDC Madison LLC, a Nevada limited liability company

(24)	Bioleum PDC Wausau LLC, a Nevada limited liability company

(25)	Bioleum IP Holdings LLC, a Nevada limited liability company

(26)	HX Biomass Corporation, a Nevada corporation